Exhibit 3.4
TO: The Directors of Canadian Superior Energy Acquisitions Inc.
     We refer to the offer of Canadian Superior Energy Acquisitions Inc. to acquire all of the common shares of Canada Southern Petroleum Ltd. dated 16, 2006 (the “Offer”).
     We hereby consent to the reference to our opinion contained under “Canadian Federal Income Tax Considerations” in the circular accompanying the Offer, which is incorporated herein by reference.

Calgary, Alberta	/s/ BORDEN LADNER GERVAIS LLP
June 16, 2006